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                                                                    EXHIBIT 99.1



BIKERS DREAM INC. CHANGES NAME TO ULTRA MOTORCYCLE CO. AND ANNOUNCES OTHER RECENT DEVELOPMENTS

MIRA LOMA, Calif.--(BUSINESS WIRE)--Jan. 24, 2001--Bikers Dream Inc. Wednesday announced that, effective Jan. 17, 2001, its corporate name was changed to "Ultra Motorcycle Company."

The company has been doing business under the name Ultra Motorcycle Co. since January 2000, when the company sold to V-Twin Holdings Inc., its five remaining Bikers Dream retail stores and the "Bikers Dream" trademark, thus completing the company's transformation from a retailer to premier motorcycle manufacturer.

The company believes that the new name better reflects its current line of business and provides valuable recognition in the marketplace.

Ultra Motorcycle Co. will continue to be traded on the Nasdaq over-the-counter bulletin board under the symbol "BIKR."

The name change was approved at the company's annual meeting of shareholders held on Dec. 15, 2000. At that meeting, Harold Collins, John Russell, Humbert Powell and Kenneth Schwartz were re-elected as directors and the Ultra Motorcycle Co. 2000 Stock Option Plan was adopted.

In other developments, the company announced that, by mutual agreement, Michael Fisher resigned as the company's chief financial officer effective Jan. 9, 2001. Anne Todd, the company's controller, temporarily will assume the duties of chief financial officer. Todd has been with the company since 1995.

Collins, the company's president and chief executive officer, commented, "The new chief financial officer will be an essential member of our senior management team as the company continues to strengthen internal controls, including reduction of expenses and improvements in purchasing, cash management and inventory control."

Ultra Motorcycle Co. is a leading designer, manufacturer and distributor of high-quality, American-made heavyweight cruiser motorcycles. UMC's models include the Sledgehammer, Fat Pounder, Ground Pounder, Ground Pounder ST, Avenger, Jackhammer ST, Wide One, Wide Two and recently introduced Titanium Series I and Fat Pounder ST.

All of the Ultra models are manufactured at the company's corporate headquarters and manufacturing facility in Mira Loma. Ultra motorcycles are distributed through a nationwide dealer network.

Certain matters discussed herein are "forward-looking" statements intended to qualify for the safe harbors from liability in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results to differ materially from those anticipated as of the date hereof. Specific factors that might cause such a difference might include, but not be limited to, those referenced in the company's filings with the Securities and Exchange Commission. The forward-looking statements contained herein are only made as of the date hereof and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.